UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 20, 2005

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(exact name of registrant as specified in charter)

Delaware	000-32195	33-1073076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6620 West Broad Street, Richmond, VA	23230
(Address of principal executive offices)	(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b)

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On July 20, 2005, Genworth Financial, Inc. (“Genworth”) adopted the following employee benefit plans in which its executive officers are eligible to participate:

(1) the Genworth Financial, Inc. Retirement and Savings Restoration Plan (the “Restoration Plan”);

(2) the Genworth Financial, Inc. Supplemental Executive Retirement Plan (the “SERP”); and

(3) the Genworth Financial, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”).

Each of these plans will become effective on the date that the ownership of Genworth by General Electric Company (“GE,” our current majority stockholder) ceases to be more than 50% (the “Trigger Date”).

The Restoration Plan is a non-qualified deferred compensation plan established and maintained to provide a select group of highly compensated and management employees, including Genworth’s chief executive officer and its other four most highly compensated executive officers (collectively, the “Named Executive Officers”), with matching contributions that they are precluded from receiving under the Genworth Financial, Inc. Retirement and Savings Plan (the “Retirement and Savings Plan”) as a result of limitations imposed under Internal Revenue Code (the “Code”) Sections 401(a)(17) and 415. Each participant shall become 100% vested in his or her Restoration Plan account upon the attainment of age 60, or upon his or her death or disability, or upon a change of control of Genworth. A participant must be vested and terminate service in order to receive a payout under the Restoration Plan. This description of the Restoration Plan is a summary only and is qualified in its entirety by the terms of the Restoration Plan, which is attached hereto as Exhibit 10.1 and incorporated by reference into this Item 1.01.

The SERP is a non-qualified deferred compensation plan established and maintained to provide a select group of highly compensated and management executive employees, including the Named Executive Officers, with additional retirement benefits. The SERP is intended to replace up to a maximum of 50% of the participant’s average annual compensation, as defined in the plan. The benefits paid under the SERP are reduced by the value of retirement benefits to which the participant is entitled under the Retirement Plan feature of the Retirement and Savings Plan. A participant will become 100% vested in his or her SERP account upon the attainment of age 60 and five years of service, or upon his or her death or disability, or upon a change of control of Genworth. A participant must be vested and terminate service in order to receive payments under the SERP. This description of the SERP is a summary only and is qualified in its entirety by the terms of the SERP, which is attached hereto as Exhibit 10.2 and incorporated by reference into this Item 1.01.

The Deferred Compensation Plan is a non-qualified deferred compensation plan established and maintained to provide a select group of highly compensated and management executive employees, including the Named Executive Officers, with the ability to defer receipt of a portion of their salary and/or bonus. A participant may defer between 10% and 75% of his or her salary and between 25% and 100% of his or her bonus for a fiscal year, and may elect to have such deferred amount, plus any earnings thereon, paid upon the participant’s termination of employment with Genworth. Participants are always 100% vested in their Deferred Compensation Plan accounts. Generally, a participant must have separated from service in order to receive a distribution from the Deferred Compensation Plan. This description of the Deferred Compensation Plan is a summary only and is qualified in its entirety by the terms of the Deferred Compensation Plan, which is attached hereto as Exhibit 10.3 and incorporated by reference into this Item 1.01.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

All of Genworth’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer and controller, are currently subject to the requirements of Integrity: The Spirit and the Letter of Our Commitment, the code of ethics used by GE (the “GE Code of Ethics”), which Genworth previously adopted as its own code of ethics. On July 20, 2005, Genworth adopted a new code of ethics, Genworth Financial Code of Ethics (the “Genworth Code of Ethics”), which will become effective on the Trigger Date (as defined in Item 1.01 above). The Genworth Code of Ethics will be applicable to all of its directors, officers and employees and is substantially similar to the GE Code of Ethics, with certain changes primarily related to differences in the nature of Genworth’s businesses as compared to GE’s.

For example, the Genworth Code of Ethics places greater emphasis on requirements relating to international financial transactions as opposed to international trade controls. Additionally, the Genworth Code of Ethics does not address certain aspects of working with governments, particularly with respect to contract proposal, negotiation and performance. Further, the Genworth Code of Ethics differs from its GE counterpart in the section addressing fair employment practices by stating that Genworth is an “Equal Opportunity” employer and highlighting the complaint procedure for unlawful harassment. The Genworth Code of Ethics also omits a section that appears in the GE Code of Ethics regarding compliance with the Occupational Safety and Health Act of 1970, as compliance with these laws is covered more generally elsewhere in the Genworth Code of Ethics. Several other technical and conforming changes also were made to ensure internal consistency. This description of the Genworth Code of Ethics is a summary only and is qualified in its entirety by the terms of the Genworth Code of Ethics, which is attached hereto as Exhibit 14.1 and incorporated by reference into this Item 5.05.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Exhibit Description
10.1	Genworth Financial, Inc. Retirement and Savings Restoration Plan

10.2	Genworth Financial, Inc. Supplemental Executive Retirement Plan

10.3	Genworth Financial, Inc. Deferred Compensation Plan

14.1	Genworth Financial, Inc. Code of Ethics

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GENWORTH FINANCIAL, INC.

Date: July 22, 2005	By:	/s/ Richard P. McKenney
Richard P. McKenney
Senior Vice President – Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
10.1	Genworth Financial, Inc. Retirement and Savings Restoration Plan

10.2	Genworth Financial, Inc. Supplemental Executive Retirement Plan

10.3	Genworth Financial, Inc. Deferred Compensation Plan

14.1	Genworth Financial, Inc. Code of Ethics